CUC International Inc.
Exhibit 12- Computation Of the Ratio of Earnings to Fixed Charges
(amounts in thousands, except ratio)

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


                                                 Year Ended January 31,
                                   ---------------------------------------------
                                     1997      1996     1995       1994      1993
                                     ----      ----     ----       ----      ----
Income from continuing operations
  before income taxes                       $235,312  $256,931  $198,319  $117,434
Add:
Interest expense                               7,409     6,536     5,105     7,298
Interest factor in rent                       12,533     9,233     8,000     4,337
                                   -------  --------  --------  --------  --------
                                   $   -    $255,254  $272,700  $211,424  $129,069
                                   =======  ========  ========  ========  ========

Interest expense                   $   -    $  7,409  $  6,536  $  5,105  $  7,298
Interest factor in rent                       12,533     9,233     8,000     4,337
                                   -------  --------  --------  --------  --------
                                   $   -    $ 19,942  $ 15,769  $ 13,105  $ 11,635
                                   =======  ========  ========  ========  ========

Ratio of earnings to fixed charges     -       12.80     17.29     16.13     11.09
                                   =======  ========  ========  ========  ========

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